UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio	31-0854434
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th ownership interest in a share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-141560 and 333-141560-04.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (the “Preferred Stock”) of Fifth Third Bancorp (“Fifth Third”). The descriptions set forth under the sections “Description of the Series I Preferred Stock” and “Description of the Depositary Shares” in the final prospectus supplement dated December 4, 2013, filed with the Securities and Exchange Commission on December 5, 2013, in connection with the automatic shelf registration statement on Form S-3 (No. 333-187546) of Fifth Third Bancorp (the “Registration Statement”), filed on March 26,2013, as amended, are incorporated herein by reference. Any form of prospectus supplement that includes such description that is subsequently filed by Fifth Third as part of an amendment to the Registration Statement or otherwise pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference.

Item 2.	Exhibits

Exhibit Number	Description

4.1	Certificate of Amendment of the Third Amended Articles of Incorporation of Fifth Third Bancorp, as amended, with respect to the 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I dated December 5, 2013 (incorporated by reference to Exhibit 4.1 of Fifth Third Bancorp’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2013).

4.2	Form of Certificate representing the 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (incorporated by reference to Exhibit 4.2 of Fifth Third Bancorp’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2013).

4.3	Deposit Agreement dated December 9, 2013, between Fifth Third Bancorp, as issuer, Wilmington Trust, National Association, as depositary and conversion agent, and American Stock Transfer and Trust Company, LLC, as transfer agent and registrar, and the holder from time to time of the Receipts described therein (incorporated by reference to Exhibit 4.3 of Fifth Third Bancorp’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2013).

4.4	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.3).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

FIFTH THIRD BANCORP

	By:	/s/ Mary E. Tuuk
Date: December 13, 2013		Mary E. Tuuk
Executive Vice President of Corporate Services and Board Secretary

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